As filed with the Securities and Exchange Commission on November 9, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OSG AMERICA L.P.

(Exact name of registrant as specified in its charter)

Delaware	11-3812936
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

Two Harbour Place

302 Knights Run Avenue

Suite 1200

Tampa, FL 33602

(Address of Principal Executive Offices)

OSG America L.P.

2007 Omnibus Incentive Compensation Plan

(Full Title of Plan)

Jonathan P. Whitworth

Chief Executive Officer

OSG America L.P.

Two Harbour Place

302 Knights Run Avenue

Suite 1200

Tampa, FL 33602

(813) 209-0600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John T. Gaffney

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1122

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Units representing limited partner interests	250,000	$21.00	$5,250,000	$161.18

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover an indeterminate amount of additional Common Units which may be offered and issued to prevent dilution resulting from unit splits, unit distributions or similar transactions.

(2) Calculated pursuant to Rule 457(h) based on a price of $21.00 per Common Unit, which is the high-point of the estimated price range per Common Unit for the Registrant’s initial public offering of Common Units pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-145341).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by OSG America L.P. (the “Partnership”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act), are hereby incorporated by reference in this Registration Statement and shall be deemed a part hereof:

(1)                                  the Partnership’s Prospectus, dated on or about November 8, 2007, to be filed pursuant to Rule 424(b) under the Securities Act (and which relates to the Partnership’s Registration Statement on Form S-1 (File No. 333-145341) filed with the Commission on August 10, 2007, as amended thereafter); and

(2)                                  the description of the Common Units in the Partnership’s Registration Statement on Form 8-A filed with the Commission on November 7, 2007 (File No. 001-33806), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The section of the Prospectus entitled “The Partnership Agreement—Indemnification” discloses that the Partnership will generally indemnify officers, directors and affiliates of its general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the Partnership’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Reference is also made to the Form of Indemnification Agreement filed as Exhibit 10.6 to the Partnership’s Registration Statement on Form S-1 (File No. 333-145341), which will be entered into between the Partnership and each director and officer of its general partner. Pursuant to each of these agreements, the Partnership will agree to indemnify each director and officer of its general partner against certain expenses and losses relating to the fact that such person is or was a director or officer of the general partner.

The Partnership may also maintain liability insurance for officers and directors of its general partner. Such insurance would be available to directors and officers in accordance with its terms.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1

Amended and Restated Certificate of Limited Partnership of OSG America L.P. (incorporated by reference to Exhibit 3.1 of the Partnership’s Registration Statement on Form S-1 (File No. 333-145341) filed on August 10, 2007).

4.2	Form of Amended and Restated Agreement of Limited Partnership of OSG America L.P. (incorporated by reference to Appendix A of the Prospectus).

4.3

Form of OSG America L.P. 2007 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 2 to the Partnership’s Registration Statement on Form S-1 (File No. 333-145341) filed on October 24, 2007).

5.1	Opinion of Cravath, Swaine & Moore LLP.

23.1	Consent of Ernst & Young LLP (New York, New York).

23.2	Consent of Ernst & Young LLP (Tampa, Florida).

23.3	Consent of KPMG LLP.

23.4	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page to this Registration Statement).

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)  Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(B)  Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(C)  Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 9th day of November, 2007.

OSG AMERICA L.P.

by OSG America LLC, its general partner

By: /s/ Myles R. Itkin
Name: Myles R. Itkin
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Morten Arntzen, Myles R. Itkin and Jonathan P. Whitworth, and each of them, either of whom may act without the joinder of the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Morten Arntzen	Chairman and Director of	November 9, 2007
Morten Arntzen	OSG America LLC

/s/ Jonathan P. Whitworth	President, Chief Executive Officer	November 9, 2007
Jonathan P. Whitworth	(Principal Executive Officer)
and Director of OSG America LLC

/s/ Myles R. Itkin	Chief Financial Officer (Principal	November 9, 2007
Myles R. Itkin	Financial and Accounting Officer)
and Director of OSG America LLC

/s/ Robert E. Johnston	Director of OSG America LLC	November 9, 2007
Robert E. Johnston